Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2020

TEGNA Adds Karen Grimes to Board as Independent Director

Tysons, VA – TEGNA Inc. (NYSE: TGNA) today announced that Karen Grimes has been appointed to TEGNA’s Board of Directors as a new independent director, effective immediately.

Ms. Grimes, 63, spent more than 20 years at Wellington Management Company, a leading investment management firm, where she was a partner, senior managing director and equity portfolio manager until her retirement in 2018. Previously, she spent 12 years in portfolio management and investment research positions at three other investment firms.

The addition of Ms. Grimes is part of the Board’s ongoing refreshment process which has added six highly qualified new independent directors over the past five years, including four since December 2017. TEGNA’s Board now includes 12 directors, 11 of whom are independent. Their wealth of diverse experience, deep industry knowledge, track record in M&A, and other complementary skills help TEGNA continuously evaluate opportunities to increase shareholder value.

TEGNA continues to adopt governance practices designed to reinforce its shareholder orientation and foster accountability to all of TEGNA’s stakeholders. These include separation of the Chairman and CEO role and the adoption of proxy access in 2018, investing in diversity-related development programs and initiatives reflecting TEGNA’s longstanding commitment to strong environmental, social and governance practices, and a robust shareholder engagement program.

“Karen Grimes is a highly respected institutional investor with senior management and Fortune 500 Board experience, and we are pleased to welcome her to TEGNA’s Board,” said Chairman Howard Elias. “Karen’s deep investment experience and returns-focused mindset from years overseeing investment strategy will be enormously valuable to the Board as we maintain a relentless focus on creating value for all TEGNA shareholders.”

Dave Lougee, president and chief executive officer, added, “Karen will bring an investor perspective to the TEGNA Board, and we look forward to leveraging her vast investment experience and independent viewpoint. We believe her insights will help us continue to execute effectively on our five pillar value-creation strategy and drive profitable growth both organically and through additional acquisitions.”

Karen Grimes said, “I am honored to be joining the TEGNA Board at such an important time in the Company’s strategic evolution in a rapidly changing industry landscape. I look forward to working with my fellow directors and the management team to provide the active oversight that will help TEGNA continue to deliver value for shareholders.”

TEGNA also announced that, upon the recommendation of the Nominating and Governance Committee, its Board of Directors has unanimously determined that it would not be in the best interest of TEGNA shareholders to add any of the four Standard General nominees to TEGNA’s Board.

About Karen Grimes

Ms. Grimes most recently served as team leader and equity portfolio manager for Wellington’s Global and U.S. Value Strategies. During her more than 20 years at Wellington, some of her media investments included CBS, Viacom, Fox, Comcast and several publicly traded advertisers.

At Wellington, Ms. Grimes served on Wellington’s Audit Committee, including as its chair, and the New Managing Director Nominating Committee. Before joining Wellington in 1995, she spent 12 years in portfolio management and investment research positions at Wilmington Trust Company, Butcher & Singer and First Atlanta Corporation. Earlier in her career, she worked for five years at IBM after serving for three years in the U.S. Army.

Ms. Grimes currently serves on the Board of Directors of Toll Brothers, Inc. (NYSE: TOL) where she is a member of the Audit & Risk Committee. She graduated magna cum laude from Georgia State University with a Bachelor’s degree in Finance. She holds a Chartered Financial Analyst (CFA) designation and is a member of the CFA Society of Philadelphia and the National Association of Corporate Directors.

About TEGNA

TEGNA Inc. is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

Important Additional Information

TEGNA intends to file a proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for TEGNA’s 2020 Annual Meeting of shareholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). TEGNA, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2020 Annual Meeting. Information regarding the names of TEGNA’s directors and executive officers and their respective interests in TEGNA by security holdings or otherwise is set forth in TEGNA’s proxy statement for the 2019 Annual Meeting of shareholders, filed with the SEC on March 11, 2019 (the “2019 Proxy Statement”). To the extent holdings of such participants in TEGNA’s securities have changed since the amounts described in the 2019 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in TEGNA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019 and in TEGNA’s Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2019 filed with the SEC on May 9, 2019, August 6, 2019 and November 7, 2019, respectively. Details concerning the nominees of TEGNA’s Board of Directors for election at the 2020 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF TEGNA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING TEGNA’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other documents filed by TEGNA free of charge from the SEC’s website, www.sec.gov. TEGNA’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to TEGNA, 8350 Broad Street, Suite 2000, Tysons, VA 22102, or from the Company’s website, https://www.tegna.com.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

George Sard/Stephanie Pillersdorf

Sard Verbinnen & Co.

212-687-8080

TEGNA-SVC@SARDVERB.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com